U.S. Energy Corp. Announces Full Year 2019 Financial and Operating Results

HOUSTON, TX – March 30, 2020 — U.S. Energy Corp. (NASDAQCM: USEG) (“We”, “U.S. Energy” or the “Company”) today announced financial and operating results for the year ended December 31, 2019.

Full Year 2019 Highlights

●	Production of 145,010 barrels of oil equivalent (“BOE”), or daily production of 397 barrels of oil equivalent per day (“BOEPD”) (76% oil);
●	Oil and gas revenues of $6.6 million;
●	Lease operating expenses of $1.8 million, or $12.74 per BOE;
●	Production taxes of $0.4 million;
●	Adjusted EBITDA of $0.1 million; and
●	Free cash flow of $0.4 million.

“U.S. Energy is well positioned to weather the turmoil in the oil markets due to our low-cost corporate structure and strong balance sheet,” said Ryan Smith, U.S. Energy’s Chief Executive Officer. “In this environment, our priorities are protecting our balance sheet and current liquidity position while executing on the previously stated strategy of acquiring PDP-heavy assets within and around our existing core areas. We are off to a strong start and look forward to creating and preserving shareholder value as we move forward through 2020.”

2019 Full Year Production Update

During 2019, U.S. Energy increased production to 145,010 BOE (76% oil), an average of approximately 397 BOE per day. This represents an increase of 18% compared to 2018. The increase in our production quantities for the year ended December 31, 2019 was primarily attributable to production from our South Texas drilling activity during late 2018 and 2019.

	4th Quarter 2019	Full Year 2019
Sales Volume (Total)
Oil (Bbls)	27,084	110,090
Gas (Mcf)	58,137	209,518
Sales volume (Boe)	36,774	145,010

Average daily production (Boe)	400	397

Average Sales Prices
Oil (Bbl)	$51.79	$55.85
Gas (Mcf)	$1.80	$2.03
Average price (Boe)	$41.00	$45.33

Current Liquidity Position

At December 31, 2019, the Company had approximately $1.5 million in cash. As of March 20, 2020, we had $1.4 million in cash, no outstanding debt and 1,404,817 shares outstanding. The Company produced $0.4 million in free cash flow during the annual period ended December 31, 2019, which we define as net cash provided by operating activities less net cash used in investing activities.

As of March 20, 2020
Cash balance ($mm)	$1.4
Debt outstanding ($mm)	$0.0
Shares outstanding	1,404,817

Annual period ended 12/31/2019
Net cash provided by operating activities ($m)	$638
Net cash used in investing activities ($m)	(281)
Free cash flow ($m)	$357

Fiscal Year Ended December 31, 2019 Financial Results

Revenues from sales of oil and natural gas during 2019 were $6.6 million compared to $5.5 million during 2018. The increase in revenue was primarily attributable to an increase in our oil production as further described above. Revenue from oil production represented 94% of Company revenue during 2019. During 2019, we realized an average oil sales price of $55.85 per Bbl and an average gas sales price of $2.03 per Mcf for an overall average sales price of $45.33 per BOE.

Lease operating expenses for 2019 were $1.8 million, or $12.74 per BOE, compared to $1.9 million, or $15.46 per BOE, during 2018. The decrease in lease operating expenses on a per BOE basis was driven by continued strong production from the Company’s recent development activities, primarily from the participation in development on our legacy South Texas acreage, combined with cost efficiencies achieved by our operating partners, mainly through reduced field activity and a reduction in workover expense.

General and administrative (“G&A”) expenses totaled $4.4 million during 2019 compared to $4.0 million during 2018. The increase was primarily attributable to an increase in professional fees as a result of litigation involving the Company. We believe the expenditures related to the litigation involving the Company are substantially behind us and expect a significant reduction in professional fees in 2020. Partially offsetting the increase in professional fees were decreases in compensation and benefits as a result of the Company’s successful implementation of its plan to reduce corporate overhead throughout the second half of 2019.

Net loss was $550 thousand and Adjusted EBITDAX was $72 thousand for 2019. Adjusted EBITDAX is a non-GAAP financial measure. Please see the below table that provides an unaudited reconciliation of net loss to Adjusted EBITDAX for the fiscal years ended December 31, 2019 and 2018.

	2019	2018

Net loss (GAAP)	$(550)	$(1,040)
Depreciation, depletion, accretion and amortization	693	393
Loss on marketable equity securities	229	339
Stock-based compensation expense	41	636
Unrealized derivative gain	-	(161)
Change in fair value of warrants	(352)	(775)
Interest expense, net	11	93
Adjusted EBITDAX (Non-GAAP)	$72	$(515)

About U.S. Energy Corp.

We are an independent energy company focused on the lease acquisition and development of oil and gas producing properties in the continental United States. Our business is currently focused in the Williston Basin of North Dakota and South Texas. We target low decline assets with existing infrastructure that allows us to maximize our return on capital in a cost effective and sustainable manner. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements concerning the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Executive Officer

(303) 993-3200

www.usnrg.com